Exhibit 99.6

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes of Arko Holdings Ltd. included elsewhere in this Current Report on Form 8-K. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the Proxy Statement and Prospectus in the sections titled “Risk Factors” and “Forward-Looking Statements” and that information is incorporated herein by reference.

For purposes of this Management’s Discussion and Analysis, references to the “Company,” “we,” “us” and “our” refer to Arko Holdings Ltd. and its subsidiaries and its affiliates.

Overview

We are a company incorporated in Israel that, until the Closing Date, was a public company whose securities were listed for trading on the Tel Aviv Stock Exchange Ltd. Following the Closing Date, Arko Holdings, Ltd. (“Arko”) is a private company which is a “Reporting Company” whose bonds are listed for trading on the Tel-Aviv Stock Exchange. Our primary activity is holding the controlling rights in GPM Investments, LLC (“GPM” including companies fully owned and fully controlled by GPM). GPM is a Delaware limited liability company engaged directly and through fully owned and controlled (directly or indirectly) subsidiaries in retail activity which includes the operations of a chain of convenience stores, most of which offer for sale retail motor fuel, and in wholesale activity which includes the supply of fuel to gas stations operated by third parties (dealers).

As of September 30, 2020, GPM, the seventh largest convenience store chain in the United States ranked by store count, operated 1,250 retail convenience stores. GPM operates the stores under 16 regional store brands including 1-Stop, Admiral, Apple Market®, BreadBox, E-Z Mart®, fas mart®, Jiffi Stop®, Li’l Cricket, Next Door Store®, Roadrunner Markets, Rstore, Scotchman®, shore stop®, Town Star, Village Pantry® and Young’s. GPM also supplied fuel to 139 dealer-operated gas stations. GPM is well diversified and as of September 30, 2020, operated across 23 states in the Mid-Atlantic, Midwestern, Northeastern, Southeastern and Southwestern United States. In addition, in October 2020, GPM consummated its acquisition of the business of Empire Petroleum Partners, LLC, or Empire, which at the consummation of the acquisition included direct operation of 84 convenience stores and supply of fuel to 1,453 independently operated fueling stations in 30 states and the District of Columbia. As a result of the closing of the transaction with Empire, GPM now operates stores or supplies fuel in 33 states and the District of Columbia.

As of September 30, 2020, GPM owned 217 properties including 181 company-operated sites, 14 consignment agent locations, and 22 lessee-dealer sites. Additionally, GPM has long-term control over a leased portfolio comprised of 1,136 locations as of September 30, 2020. Of the leased properties, 1,069 were company-operated stores, 24 were consignment agent locations, and 43 were lessee-dealer sites. For GPM’s leased sites, approximately 1,010 sites had lease terms with at least 10 years remaining, of which approximately 780 sites had at least 20 years remaining, in each case assuming all extension options are exercised.

As of September 30, 2020, GPM derived its revenue from the retail sale of fuel and the products offered in its stores, and to a lesser degree the wholesale distribution of fuel. The stores offer a wide array of cold and hot foodservice, beverages, cigarettes and other tobacco products, grocery, beer and general merchandise. GPM offers foodservice at 309 company-operated stores. The foodservice category includes hot and fresh foods, deli, bakery, pizza, roller grill and other prepared foods. In addition, GPM has 73 branded quick service restaurants consisting of major national brands. Additionally, GPM provides a number of traditional convenience store services that generate additional income including lottery, prepaid products, money orders, ATMs, gaming, and other ancillary product and service offerings. GPM also generates car wash revenue at approximately 80 of its locations.

Approximately 89% of GPM’s retail locations sell branded fuel. GPM’s branded fuel is primarily sold under the Valero®, Marathon®, BP® and Shell® brand names. GPM is the largest distributor of Valero branded motor fuel on the East Coast and the third largest distributor of Valero branded motor fuel in the United States. In addition to driving customer traffic, GPM’s management believes GPM’s branded fuel strategy enables it to maintain a secure fuel supply. A limited number of stores do not sell fuel.

Trends Impacting Our Business

GPM has achieved strong store growth over the last several years, primarily by implementing a highly successful acquisition strategy. From 2013 through September 30, 2020, GPM has completed 17 acquisitions. As a result, GPM’s store count has grown from 320 sites in 2011 to 1,389 sites as of September 30, 2020. These strategic acquisitions, have had, and we expect will continue to have, a significant impact on the reported results and can make period to period comparisons of results difficult. GPM completed three acquisitions in 2019 for a total of 87 sites, including 64 sites acquired in December 2019 (collectively, the “2019 acquisitions”). Following the closing of the Empire acquisition, GPM’s store count grew to 2,926 sites of which 1,334 were operated as retail convenience stores and 1,592 supplied fuel to independently operated fueling stations. With our achievement of significant size and scale, we have refocused our strategy on organic growth, including implementing company-wide marketing and merchandising initiatives, which we believe will result in significant value to all the assets we have acquired. We believe that this complementary strategy will help further our growth through both acquisitions and organically and improve our results of operations.

There is an ongoing trend in the convenience store industry of companies concentrating on increasing and improving in-store foodservice offerings, including fresh foods, quick service restaurants or proprietary food offerings. We believe consumers may become more likely to patronize convenience stores that include such food offerings, which may also lead to increased inside merchandise sales or fuel sales for such stores. Although foodservice has been negatively impacted during the COVID-19 pandemic, we believe this trend will reverse when the pandemic subsides. GPM’s current foodservice offering primarily consists of hot and fresh foods, deli, bakery, pizza, roller grill and other prepared foods. GPM has historically relied upon franchised quick service restaurants and in-store delis to drive customer traffic rather than a proprietary foodservice offering. As a result, GPM’s management believes that its under-penetration of proprietary foodservice presents an opportunity to expand foodservice offerings and margin in response to changing consumer behavior. In addition, GPM’s management believes that continued investment in new technology platforms and applications to adapt to evolving consumer eating preferences including contactless checkout, order ahead service, and delivery will further drive growth in profitability.

Our operations are significantly impacted by the retail fuel margins we receive on gallons sold. While we expect our total fuel sales volumes to remain stable over time and the fuel margins we realize on those sales to remain stable, these fuel margins can change rapidly as they are influenced by many factors including: the price of refined products, interruptions in supply caused by severe weather, severe refinery mechanical failures for an extended period of time, and competition in the local markets in which we operate.

The cost of our main sales products, gasoline and diesel, is greatly impacted by the wholesale cost of fuel in the United States. We attempt to pass along wholesale fuel cost changes to our customers through retail price changes; however, we are not always able to do so. The timing of any related increase or decrease in retail prices is affected by competitive conditions. As a result, we tend to experience lower fuel margins when the cost of fuel is increasing gradually over a longer period and higher fuel margins when the cost of fuel is declining or more volatile over a shorter period of time. Also, rising prices tend to cause our customers to reduce discretionary fuel consumption, which tends to reduce our fuel sales volumes.

GPM also operates in a highly competitive retail convenience market which includes businesses with operations and services that are similar to those that are provided by GPM primarily the sale of convenience items and motor fuels. GPM faces significant competition from other large chain operators. In particular, large convenience store chains have expanded their number of locations and remodeled their existing locations in recent years, enhancing their competitive position. GPM’s management also believes that convenience stores managed by individual operators who offer branded or non-branded fuel are also significant competitors in the market. The convenience store industry is also experiencing competition from other retail sectors including grocery stores, large warehouse retail stores, dollar stores and pharmacies.

GPM’s management believes that the following competitive strengths differentiate GPM from its competitors and will contribute to its continued success:

•	Leading Market Position in Highly Attractive, Diversified and Contiguous Markets.

•	Entrenched Local Brands with Scale of Large Store Portfolio.

•	Dual Retail and Wholesale Business Model Generating Stable and Diversified Cash Flow.

•	Experienced Management.

•	Strong Balance Sheet with Capacity to Execute Growth Strategy.

•	Flexibility to Address Consumers Changing Needs.

•	Real-time Fuel Pricing Analysis.

•	Robust Embedded EBITDA Opportunities, Including a Platform-Wide Store Refresh Program.

In addition to these competitive strengths, as discussed elsewhere in this document, GPM’s management believes that the Company has a significant opportunity to increase its sales and profitability by continuing to execute its operating strategy, growing its store base in existing and contiguous markets through acquisition, and enhancing the performance of current stores.

Business Highlights

Although the impact of COVID-19 reduced gallons sold in the third quarter of 2020, higher fuel margins compared to the same period in 2019 benefited results, partly due to less competitive pricing pressure on fuel. Increased merchandise contribution at same stores combined with a reduction in expenses also positively impacted 2020. The 2019 acquisitions contributed to the increase in 2020. As compared to the third quarter of 2019, we increased general and administrative expenses to support the recent acquisitions and increased our incentive accruals due to the strong results. These same trends drove the improved results in the first nine months of 2020 compared to the first nine months of 2019.

Description of Segments

Our reportable segments are described below.

Retail Segment

The retail segment includes the operation of a chain of retail stores which include convenience stores selling fuel products and other merchandise to retail customers. At our convenience stores, we own the merchandise and fuel inventory and employ personnel to manage the store.

Wholesale Segment

The wholesale segment supplies fuel to independent dealers, on either a cost plus or consignment basis. For consignment arrangements, we retain ownership of the fuel inventory at the site, and are responsible for the pricing of the fuel to the end consumer and share a portion of the gross profit with the consignment operators.

GPMP Segment

The GPMP segment includes GPM Petroleum LP (“GPMP”) and primarily includes the sale and supply of fuel to GPM and its subsidiaries selling fuel (both in the Retail and Wholesale segments) at GPMP’s cost of fuel including taxes and transportation plus a fixed margin.

Results of Operations for the three and nine months ended September 30, 2020 and 2019

The period-to-period comparisons of our results of operations have been prepared using the historical periods included in our interim consolidated financial statements. The following discussion should be read in conjunction with the interim consolidated financial statements and related notes included elsewhere in this document. We have derived this data from our interim consolidated financial statements included elsewhere in this proxy statement/prospectus.

COVID-19

An outbreak of coronavirus (“COVID-19”) began in China in December 2019 and subsequently spread throughout the world. On March 11, 2020, the World Health Organization declared COVID-19 as a pandemic. Since the second half of March 2020, the pandemic has caused the issuance of orders in the U.S. by the federal government, as well as governments of states and localities within the U.S., in an attempt to contain the spread of the coronavirus (such as restrictions on gathering and the closure of certain businesses).

During this period, GPM’s convenience stores and independent outside operations continue to operate and remain open to the public as convenience store operations and gas stations are deemed an essential business by numerous federal and state authorities, including the U.S. Department of Homeland Security, and therefore are exempt from many of the closure orders that were, or are currently, imposed on U.S. businesses. Commencing in May 2020, various states and localities began to gradually ease their stay-at-home orders and the orders requiring certain types of businesses to be closed. In addition, during this period, the supply of products and gas to GPM’s convenience stores and gas stations has continued without any significant interruption. GPM’s convenience stores and independent outside operations are however subject to many of COVID-19 operational requirements that were, or are currently, imposed on the activity of US businesses such as those dealing with frequent sanitation, enforcing face covering orders, and the like. During this period, there were positive impacts on the Company’s results of operations as measured regularly on the basis of the segment operating income of the convenience stores and gas stations.

This increase in segment operating income was principally due to the significant increase in the fuel margin, which partially resulted from the material drop in fuel costs commencing at the beginning of March 2020 and continuing through the end of April 2020, despite the significant reduction in the amount of gallons sold in the gas stations as a result of COVID-19 beginning in the second half of March 2020. Although fuel prices began to gradually increase in May 2020, fuel margin remained at higher levels than those achieved historically. Further, beginning in May 2020, stay-at-home orders began to be eased which resulted in an increase in the amount of gallons sold compared to prior weeks.

In light of the reduction in the amount of gallons sold, GPM’s principal fuel suppliers have temporarily revoked (for periods that vary among the different suppliers) the requirements under their agreements to purchase minimum quantities of gallons, including such requirements under the incentive agreements from such suppliers. As of September 30, 2020, the reduction in gallons sold does not affect GPM’s compliance with its commitments under the agreements with its principal suppliers.

During the second half of March 2020, there was a reduction in the merchandise revenue from GPM’s convenience stores and in the gross margin rate from such revenues. However, from the beginning of April 2020 and continuing through the third quarter of 2020, GPM experienced growth in merchandise revenue and gross margin rate from such revenues as a result of shifting consumer demand from other retail channels to convenience stores and the continued increase in revenues for products in high demand, such as face masks and hand sanitizers. As a result, the Company estimates that no material impact is expected from the pandemic on the Company’s results of operations from merchandise revenues.

The Company estimates that the impact of the pandemic on the Company’s operations as described above is not expected to have a material adverse effect on its medium or long-term results of operations. However, since the pandemic is an event that is characterized by great uncertainty, as well as rapid and frequent changes, among other things, in connection with the pace of limiting the spread of the pandemic and the future measures that will be taken in order to prevent it from spreading, the Company cannot evaluate nor estimate the entire impact of the pandemic on its business operations as well as its results of operations.

Seasonality

We earn a disproportionate amount of our annual operating income in the second and third quarters as a result of the climate and seasonal buying patterns of its customers. Inclement weather, especially in the Midwest and Northeast regions of the US during the winter months, can negatively impact our financial results.

Consolidated Results

The table below shows the results of the Company for the three and nine months ended September 30, 2020 and 2019 along with certain key metrics.

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(in thousands)
Revenues:
Fuel revenue	$539,938	$721,645	$1,510,491	$2,041,167
Merchandise revenue	403,665	370,267	1,119,041	1,038,305
Other revenues, net	16,475	12,383	44,701	37,223

Total revenues	960,078	1,104,295	2,674,233	3,116,695
Operating expenses:
Fuel costs	462,373	658,244	1,279,067	1,872,749
Merchandise costs	290,856	269,985	814,524	755,540
Store operating expenses	131,780	129,599	386,633	377,618
General and administrative	25,403	16,967	64,823	51,079
Depreciation and amortization	16,171	15,582	50,056	46,284

Total operating expenses	926,583	1,090,377	2,595,103	3,103,270
Other expenses, net	1,381	2,354	7,290	4,766

Operating income	32,114	11,564	71,840	8,659
Interest and other financial expenses, net	(10,261)	(10,959)	(29,425)	(32,615)

Income (loss) before income taxes	21,853	605	42,415	(23,956)
Income tax expense	(4,672)	(5,527)	(5,171)	(2,838)
Loss from equity investment	(24)	(92)	(435)	(398)

Net income (loss)	$17,157	$(5,014)	$36,809	$(27,192)

Less: Net income (loss) attributable to non-controlling interests	7,469	1,726	15,682	(1,233)

Net income (loss) attributable to Arko Holdings Ltd. ..	$9,688	$(6,740)	$21,127	$(25,959)

Fuel gallons sold	260,173	291,224	730,682	832,353
Fuel margin, cents per gallon[1]	29.8	21.8	31.7	20.2
Merchandise contribution[2]	112,809	100,282	304,517	282,765
Merchandise margin[3]	27.9%	27.1%	27.2%	27.2%
Adjusted EBITDA[4]	$51,541	$31,873	$137,024	$66,521

[1]	Calculated as fuel revenue less fuel costs divided by fuel gallons sold.
[2]	Calculated as merchandise revenue less merchandise costs.
[3]	Calculated as merchandise margin divided by merchandise revenue.
[4]	Refer to Use of Non-GAAP Measures below for discussion of this measure and related reconciliation.

Three Months Ended September 30, 2020 versus Three Months Ended September 30, 2019

For the three months ended September 30, 2020, fuel revenue decreased by $181.7 million, or 25.2%, compared to the third quarter of 2019. The decrease in fuel revenue was attributable to the decrease in the average retail price of fuel in 2020 as compared to 2019, as the retail price for fuel was lower in the third quarter of 2020 as compared to the third quarter of 2019 and fewer gallons were sold primarily due to the COVID-19 pandemic, which was partially offset by incremental gallons sold from the 2019 acquisitions.

For the three months ended September 30, 2020, merchandise revenue increased by $33.4 million, or 9.0%, compared to the third quarter of 2019 primarily due to the 2019 acquisitions and an increase in same store merchandise revenue.

For the three months ended September 30, 2020, other revenue increased by $4.1 million, or 33.0%, compared to the third quarter of 2019 primarily related to the 2019 acquisitions and increased income from lottery commissions and gaming.

For the three months ended September 30, 2020, total operating expenses decreased by $163.8 million, or 15.0%, compared to the third quarter of 2019. Fuel costs decreased $195.9 million, or 29.8%, compared to the third quarter of 2019 due to fuel sold at a lower average cost and lower volumes. Merchandise costs increased $20.9 million, or 7.7%, compared to the third quarter of 2019. For the three months ended September 30, 2020, store operating expenses increased $2.2 million compared to the third quarter of 2019 due to incremental expenses coming from 2019 acquisitions which were partially offset by a decrease in expenses at same stores. For the three months ended September 30, 2020, general and administrative expenses increased $8.4 million, or 49.7%, compared to the third quarter of 2019, primarily due to increased incentive accruals and annual wage increases. For the three months ended September 30, 2020, depreciation and amortization expenses increased $0.6 million, or 3.8%, compared to the third quarter of 2019 due to assets acquired during the previous 12 months including recent acquisitions.

For the three months ended September 30, 2020, other expenses, net decreased by $1.0 million compared to the third quarter of 2019.

Operating income was $32.1 million for the three months ended September 30, 2020, compared to $11.6 million for the third quarter of 2019. The increase was primarily due to strong fuel and merchandise results along with incremental income from the 2019 acquisitions, partially offset by an increase in general and administrative expenses.

For the three months ended September 30, 2020, interest and other financing expenses, net decreased by $0.7 million from the third quarter of 2019. The decrease was primarily related to a net period-over-period decrease in foreign currency losses recorded of $2.1 million primarily as all New Israeli Shekel (“NIS”) denominated loans were paid off in February 2020 which was partially offset by higher interest expense from greater debt outstanding in 2020.

For the three months ended September 30, 2020, income tax expense was $4.7 million compared to $5.5 million in the three months ended September 30, 2019.

For the three months ended September 30, 2020, Adjusted EBITDA was $51.5 million compared to $31.9 million for the three months ended September 30, 2019. Although the impact of COVID-19 reduced gallons sold in the third quarter of 2020, a primary driver of the EBITDA increase in 2020 was higher fuel margins compared to the same period in 2019, partly due to less competitive pricing pressure on fuel. Increased merchandise contribution at same stores combined with a reduction in expenses also positively impacted 2020. The 2019 acquisitions contributed approximately $2.6 million of incremental Adjusted EBITDA in 2020. These increases were partially offset by an increase in general and administrative expenses to support the recent acquisitions and increased incentive accruals.

Nine Months Ended September 30, 2020 versus Nine Months Ended September 30, 2019

For the nine months ended September 30, 2020, fuel revenue decreased by $530.7 million, or 26.0%, compared to the first nine months of 2019. The decrease in fuel revenue was attributable to the decrease in the average retail price of fuel in 2020 as compared to 2019 and fewer gallons sold primarily due to the COVID-19 pandemic, which was partially offset by incremental gallons sold from the 2019 acquisitions.

For the nine months ended September 30, 2020, merchandise revenue increased by $80.7 million, or 7.8%, compared to the first nine months of 2019 primarily due to the 2019 acquisitions and an increase in same store merchandise revenue.

For the nine months ended September 30, 2020, other revenues, net increased by $7.5 million, or 20.1%, compared to the first nine months of 2019 primarily related to the 2019 acquisitions and increased income from lottery commissions and gaming.

For the nine months ended September 30, 2020, total operating expenses decreased by $508.2 million, or 16.4%, compared to the first nine months of 2019. Fuel costs decreased $593.7 million, or 31.7%, compared to the first nine months of 2019 due to fuel sold at a lower average cost and lower volumes. Merchandise costs increased $59.0 million, or 7.8%, compared to the first nine months of 2019. For the nine months ended September 30, 2020, store operating expenses increased $9.0 million compared to the first nine months of 2019 primarily due to incremental expenses coming from 2019 acquisitions which were partially offset by a decrease in expenses at same stores. For the nine months ended September 30, 2020, general and administrative expenses increased $13.7 million, or 26.9%, compared to the first nine months of 2019, primarily due to increased incentive accruals and annual wage increases. For the nine months ended September 30, 2020, depreciation and amortization expenses increased $3.8 million, or 8.1%, compared to the first nine months of 2019 due to assets acquired during the previous 12 months.

For the nine months ended September 30, 2020, other expenses, net increased by $2.5 million compared to the first nine months of 2019 primarily due to an additional $3.1 million in losses on disposals of assets and impairment charges in 2020.

Operating income was $71.8 million for the nine months ended September 30, 2020, compared to $8.7 million for the nine months ended September 30, 2019. The increase in 2020 was primarily due to strong fuel and merchandise results which also benefited from the 2019 acquisitions, partially offset by an increase in general and administrative, depreciation and amortization expenses in 2020.

For the nine months ended September 30, 2020, interest and other financing expenses, net decreased by $3.2 million compared to the first nine months of 2019 primarily related to a net period-over-period decrease in foreign currency losses recorded of $8.7 million primarily as all NIS denominated loans were paid off in February 2020, partially offset by higher interest expense from greater debt outstanding in 2020 and $0.5 million in deferred financing costs written off .

For the nine months ended September 30, 2020, income tax expense was $5.2 million compared to $2.8 million in the nine months ended September 30, 2019.

For the nine months ended September 30, 2020, Adjusted EBITDA was $137.0 million compared to $66.5 million for the nine months ended September 30, 2019. Although the impact of COVID-19 reduced gallons sold in the first nine months of 2020, the significant increase in fuel margin compared to the same period in 2019 contributed to increased Adjusted EBITDA in 2020. Increased merchandise contribution at same stores combined with a reduction in expenses also positively impacted 2020. The 2019 acquisitions contributed approximately $7.6 million of incremental Adjusted EBITDA in 2020. These increases were partially offset by an increase in general and administrative expenses to support the recent acquisitions and increased incentive accruals.

Segment Results

Retail Segment

The table below shows the results of the Retail segment for the three and nine months ended September 30, 2020 and 2019 along with certain key metrics for the segment.

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(in thousands)
Revenues:
Fuel revenue	$506,418	$676,897	$1,424,823	$1,914,179
Merchandise revenue	403,665	370,267	1,119,041	1,038,305
Other revenues, net	13,860	10,895	39,175	32,806

Total revenues	923,943	1,058,059	2,583,039	2,985,290
Operating expenses:
Fuel costs	441,869	627,542	1,229,751	1,785,452
Merchandise costs	290,856	269,985	814,524	755,540
Store operating expenses	128,997	126,417	378,365	368,370

Total operating expenses	861,722	1,023,944	2,422,640	2,909,362

Operating income	$62,221	$34,115	$160,399	$75,928

Fuel gallons sold	243,578	273,107	687,254	780,519
Fuel margin, cents per gallon[1]	31.0	22.6	32.9	21.0
Same stores merchandise sales increase (%)[2]	5.0%	1.4%	3.5%	1.3%
Merchandise contribution[3]	$112,809	$100,282	$304,517	$282,765
Merchandise margin[4]	27.9%	27.1%	27.2%	27.2%

[1]	Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed margin paid to GPMP for the cost of fuel.
[2]

Same store sales is a common metric used in the convenience store industry. A store is generally considered a same store in the first quarter in which the store has a full quarter of activity in the prior year.

[3]	Calculated as merchandise revenue less merchandise costs.
[4]	Calculated as merchandise margin divided by merchandise revenue.

Three Months Ended September 30, 2020 versus Three Months Ended September 30, 2019

Retail Revenues

For the three months ended September 30, 2020, fuel revenue decreased by $170.5 million, or 25.2%, compared to the third quarter of 2019. The 2019 acquisitions contributed an additional 14.8 million gallons sold. However, gallons sold at same stores were down approximately 15.1%, or 40.5 million, primarily due to the COVID-19 pandemic. Additionally, retail stores closed to optimize profitability negatively impacted gallons sold. The decrease in fuel revenue was also attributable to a $0.40 per gallon decrease in the average retail price of fuel in the third quarter of 2020 as compared to the comparable period in 2019.

For the three months ended September 30, 2020, merchandise revenue increased by $33.4 million, or 9.0%, compared to the third quarter of 2019. The 2019 acquisitions contributed an additional $20.3 million of merchandise revenue. Same store merchandise revenue increased $18.1 million, or 5.0%, for the third quarter of 2020 compared to the third quarter of 2019. Same store merchandise revenue increased primarily due to higher grocery, other tobacco products, cigarettes, packaged beverages and beer & wine revenue from benefits of planogram initiatives and fact-based data to react to changing consumer needs along with the introduction of high demand essential products such as face masks and hand sanitizer. In addition, there was an overall increase in the consumer market basket as consumer demand shifted from other retail channels to convenience stores. Offsetting these increases was a decrease in merchandise revenue from underperforming stores closed or converted to dealer-owned sites.

For the three months ended September 30, 2020, other revenues, net increased by $3.0 million, or 27.2%, compared to the third quarter of 2019 primarily related to the 2019 acquisitions along with increases in lottery commissions and gaming income.

Retail Operating Income

For the three months ended September 30, 2020, fuel margin increased compared to the same period in 2019 primarily related to an increase in same store fuel margin of $9.4 million combined with incremental fuel margin from the 2019 acquisitions. In comparison to the third quarter of 2019, fuel margin per gallon at same stores was significantly higher at 30.9 cents per gallon compared to 22.7 cents per gallon, primarily due to less competitive pressure on fuel retail prices due to reduction in fuel volume which allowed for margin expansion.

For the three months ended September 30, 2020, merchandise contribution increased $12.5 million, or 12.5%, compared to the same period in 2019 and merchandise margin was 27.9% in the third quarter of 2020 compared to 27.1% in the third quarter of 2019. The increase was primarily due to incremental contribution from the 2019 acquisitions and an increase in merchandise contribution at same stores of $8.7 million. Merchandise margin at same stores increased primarily due to merchandising and marketing initiatives implemented, with greater benefits realized in the third quarter of 2020.

For the three months ended September 30, 2020, store operating expenses increased $2.6 million, or 2.0%, compared to the three months ended September 30, 2019 due to incremental expenses coming from 2019 acquisitions which were partially offset by a decrease in expenses at same stores primarily due to lower credit card fees.

Nine Months Ended September 30, 2020 versus Nine Months Ended September 30, 2019

Retail Revenues

For the nine months ended September 30, 2020, fuel revenue decreased by $489.4 million, or 25.6%, compared to the first nine months of 2019. The 2019 acquisitions contributed an additional 43.8 million gallons sold. However, gallons sold at same stores were down approximately 16.7%, or 128.5 million, primarily due to the COVID-19 pandemic. Additionally, retail stores closed during the year negatively impacted gallons sold. The decrease in fuel revenue was also attributable to a $0.38 per gallon decrease in the average retail price of fuel in 2020 as compared to the comparable period in 2019.

For the nine months ended September 30, 2020, merchandise revenue increased by $80.7 million, or 7.8%, compared to the first nine months of 2019. The 2019 acquisitions contributed an additional $58.6 million in revenue. Same store merchandise revenue increased $36.3 million, or 3.5%, for the first nine months of 2020 compared to the first nine months of 2019. Same store merchandise revenue increased primarily due to higher grocery, other tobacco products, cigarettes and beer & wine revenue from benefits of planogram initiatives and fact-based data to react to changing consumer needs along with the introduction of high demand essential products such as face masks and hand sanitizer. In addition, there was an overall increase in the consumer market basket as stay at home orders related to COVID-19 began to be eased in May 2020 and consumer demand shifted from other retail channels to convenience stores. Offsetting these increases was a decrease in merchandise revenue from underperforming stores closed or converted to dealer-owned sites.

For the nine months ended September 30, 2020, other revenues, net increased by $6.4 million, or 19.4%, from the nine months ended September 30, 2019 primarily related to the 2019 acquisitions and higher lottery commissions and gaming income.

Retail Operating Income

For the nine months ended September 30, 2020, fuel margin increased over the first nine months of 2019 related to an increase in same store fuel profit of $48.8 million combined with incremental fuel profit from the 2019 acquisitions. In comparison to the first nine months of 2019, fuel margin per gallon at same stores was significantly higher at 32.9 cents per gallon compared to 21.0 cents per gallon, partly due to the impact of lower fuel costs, which dropped significantly at the beginning of March 2020 and continued through the end of April 2020, along with less competitive pressure on fuel retail prices due to reductions in fuel volume which allowed for margin expansion.

For the nine months ended September 30, 2020, merchandise margin increased $21.8 million, or 7.7%, compared to the first nine months of 2019 and merchandise margin was 27.2% in both periods. The increase was due to incremental merchandise margin from the 2019 acquisitions and an increase in merchandise margin at same stores of $9.8 million. Merchandise margin at same stores increased over the course of the second and third quarters of 2020 due to merchandising and marketing initiatives implemented. These increases in merchandise margin were partially offset by lower merchandise sales and a change in sales mix in March 2020 through mid-May 2020 as consumers pantry loaded lower margin items due to the COVID-19 pandemic.

For the nine months ended September 30, 2020, store operating expenses increased $10.0 million, or 2.7%, compared to the nine months ended September 30, 2019 due to incremental expenses coming from 2019 acquisitions which were partially offset by a decrease in expenses at same stores.

Wholesale Segment

The table below shows the results of the Wholesale segment for the three and nine months ended September 30, 2020 and 2019 along with certain key metrics for the segment.

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(in thousands)
Revenues:
Fuel revenue	$32,468	$42,997	$82,687	$122,072
Other revenues, net	2,409	1,302	4,999	3,951

Total revenues	34,877	44,299	87,686	126,023
Operating expenses:
Fuel costs	31,093	42,119	79,052	119,773
Store operating expenses	2,110	2,067	5,902	6,085

Total operating expenses	33,203	44,186	84,954	125,858

Operating income	$1,674	$113	$2,732	$165

Fuel gallons sold	15,815	17,184	41,231	49,216
Fuel margin, cents per gallon[1]	13.2	9.6	13.3	9.2

[1]	Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed margin paid to GPMP for the cost of fuel.

Three Months Ended September 30, 2020 versus Three Months Ended September 30, 2019

Wholesale Revenues

For the three months ended September 30, 2020, fuel revenue decreased by $10.5 million, or 24.5%, compared to the third quarter of 2019. Wholesale gallons sold were down 1.4 million due to the COVID-19 pandemic. Additionally, the decrease in fuel revenue was also attributable to a decrease in the average retail price of fuel in 2020 as compared to the comparable period in 2019.

Wholesale Operating Income

For the three months ended September 30, 2020, fuel margin increased from the comparable period in 2019 due to less competitive pressure on fuel retail prices due to reductions in fuel volume which allowed for margin expansion which was partially offset by a decrease in gallons sold.

For the three months ended September 30, 2020, store operating expenses were consistent with those in the three months ended September 30, 2019.

Nine Months Ended September 30, 2020 versus Nine Months Ended September 30, 2019

Wholesale Revenues

For the nine months ended September 30, 2020, fuel revenue decreased by $39.4 million, or 32.3%, compared to the first nine months of 2019. Wholesale gallons sold were down 8.0 million primarily due to the COVID-19 pandemic. Additionally, the decrease in fuel revenue was also attributable to a decrease in the average retail price of fuel in 2020 as compared to the comparable period in 2019.

Wholesale Operating Income

For the nine months ended September 30, 2020, fuel margin increased over the comparable period in 2019 primarily due to the impact of fuel costs which dropped significantly at the beginning of March 2020 and continued through the end of April 2020 and less competitive pressure on fuel retail prices due to reductions in fuel volume which allowed for margin expansion which was partially offset by a decrease in gallons sold.

For the nine months ended September 30, 2020, store operating expenses decreased $0.2 million, or 3.0%, compared to the first nine months of 2019 primarily due to lower credit card fees and other expenses.

GPMP Segment

The table below shows the results of the GPMP segment for the three and nine months ended September 30, 2020 and 2019 along with certain key metrics for the segment.

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(in thousands)
Revenues:
Fuel revenue - inter-segment	$352,363	$540,115	$961,666	$1,543,138
Fuel revenue - external customers	1,052	1,751	2,981	4,916
Other revenues, net	245	217	639	549

Total revenues	353,660	542,083	965,286	1,548,603
Operating expenses:
Fuel costs	341,774	528,698	931,930	1,510,662
General and administrative	683	613	2,396	2,131
Depreciation and amortization	1,843	1,031	5,530	3,026

Total operating expenses	344,300	530,342	939,856	1,515,819

Other income, net	—	(40)	—	(279)

Operating income	$9,360	$11,781	$25,430	$33,063

Fuel gallons sold - inter-segment	258,166	288,797	725,384	826,273
Fuel gallons sold - external customers	780	933	2,197	2,618
Fuel margin, cents per gallon[1]	4.5	4.5	4.5	4.5

[1]	Calculated as fuel revenue less fuel costs divided by fuel gallons sold.

Three Months Ended September 30, 2020 versus Three Months Ended September 30, 2019

GPMP Revenues

For the three months ended September 30, 2020, fuel revenue decreased by $188.5 million, or 34.8%, compared to the third quarter of 2019. The decrease in fuel revenue was attributable to a decrease in the average retail price of fuel in 2020 as compared to 2019 and a decrease in gallons sold.

For both the three months ended September 30, 2020 and 2019, other revenues, net were $0.2 million, and primarily related to rental income from certain sites leased to independent dealers.

GPMP Operating Income

Fuel margin decreased by $1.5 million in the third quarter of 2020 compared to the comparable period in 2019 due to fewer gallons sold to GPM at a fixed margin.

For the three months ended September 30, 2020, total general, administrative, depreciation and amortization expenses increased $0.9 million compared to the third quarter of 2019, primarily due to depreciation and amortization expenses for assets acquired in the previous 12 months.

Nine Months Ended September 30, 2020 versus Nine Months Ended September 30, 2019

GPMP Revenues

For the nine months ended September 30, 2020, fuel revenue decreased by $583.4 million, or 37.7%, compared to the first nine months of 2019. The decrease in fuel revenue was attributable to a decrease in the average retail price of fuel in 2020 as compared to 2019 and a decrease in gallons sold.

For the nine months ended September 30, 2020 and 2019, other revenues, net were $0.6 million and $0.5 million, respectively.

GPMP Operating Income

Fuel margin decreased by $4.7 million in the first nine months of 2020 compared to the first nine months of 2019 due to fewer gallons sold to GPM at a fixed margin.

For the nine months ended September 30, 2020, total general, administrative, depreciation and amortization expenses increased $2.8 million compared to the first nine months of 2019, primarily due to depreciation and amortization expenses for assets acquired in the previous 12 months.

Liquidity and Capital Resources

Our principal liquidity requirements are to finance current operations, fund capital expenditures, including acquisitions, and to service debt. GPM finances its inventory purchases primarily from normal trade credit aided by relatively rapid inventory turnover as well as cash generated from operations. This turnover allows us to conduct operations without large amounts of cash and working capital. We largely rely on internally generated cash flows, borrowings and equity contributions to satisfy our capital expenditure requirements.

Our ability to meet our debt service obligations and other capital requirements, including capital expenditures, as well as to make acquisitions, will depend on our future operating performance which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control. As a normal part of our business, depending on market conditions, we will from time to time consider opportunities to repay, redeem, repurchase or refinance our indebtedness. Changes in our operating plans, lower than anticipated sales, increased expenses, acquisitions or other events may cause us to seek additional debt or equity financing in future periods. There can be no guarantee that financing will be available on acceptable terms or at all. Debt financing, if available, could impose additional cash payment obligations and additional covenants and operating restrictions.

In February 2020, we entered into a financing agreement with Ares Capital Management (“Ares”) which allowed us to repay the outstanding long-term debt with PNC Bank and allowed us to obtain additional financing to be used to finance future acquisitions. Additionally, the Ares financing agreement has an 1% annual amortization which provides us additional liquidity for our capital needs.

In October 2020, in order to fund the Empire Acquisition, in accordance with the Ares Credit Agreement, the Delayed Term Loan A in an amount of $63 million was provided to GPM and was used for the payment of a portion of the acquisition consideration and is to be used by GPM to finance working capital and other payments related to the Empire Acquisition.

As of September 30, 2020, we were in a strong liquidity position, including the ability to adequately fund the repayments of the Bonds (Series C), as we had approximately $168 million of cash and no borrowings under our line of credit with PNC Bank.

To date, we have funded capital expenditures primarily through funds generated from operations, funds received from vendors, sale-leaseback transactions, issuance of debt and existing cash. Future capital required to finance operations, acquisitions, and raze and remodel stores is expected to come from cash generated by operations, availability under lines of credit, and additional long-term debt as circumstances may dictate. In the future, our capital spending program will be primarily focused on expanding our store base through acquisitions, razing and remodeling stores, and maintaining our owned properties and equipment, including upgrading all fuel dispensers to be EMV-compliant. The estimated gross cost of these upgrades is approximately $30 million, of which a portion will be offset by fuel supplier incentive programs and the remainder is expected to be financed with leasing companies. We do not expect such capital needs to adversely affect liquidity.

Cash Flows for the Three and Nine Month Periods Ended September 30, 2020 and 2019

Net cash provided by (used in) operating activities, investing activities and financing activities for the periods presented were as follows:

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(in thousands)
Net cash provided by (used in):
Operating activities	$24,590	$30,231	$126,498	$50,313
Investing activities	(8,190)	(11,368)	(28,854)	(29,169)
Financing activities	(3,322)	(19,600)	31,192	(20,078)
Effect of exchange rates	297	196	282	1,197

Total	13,375	(541)	129,118	2,263

Operating Activities

Cash flows provided by operations are our main source of liquidity. We have historically relied primarily on cash provided by operating activities, supplemented as necessary from time to time by borrowings on our credit facilities and other debt or equity transactions to finance our operations and to fund our capital expenditures. Cash flow provided by operating activities is primarily impacted by our net income and changes in working capital.

For the three months ended September 30, 2020, cash flows provided by operating activities was $24.6 million compared to $30.2 million for the third quarter of 2019. The 2020 decrease was primarily the result of the expiration of a temporary change to extend payment terms with key merchandise suppliers which reduced current quarter operating cash flow by approximately $16.0 million and $1.6 million of higher net interest payments which were offset by the operating cash flow generated from an increase in segment operating income of approximately $26.0 million, including from the sites acquired in 2019.

For the nine months ended September 30, 2020, cash flows provided by operating activities was $126.5 million compared to $50.3 million for the first nine months of 2019. The 2020 increase was primarily the result of the operating cash flow generated from an increase in segment operating income of approximately $77.3 million, including from the sites acquired in 2019. These benefits were partially offset by $5.2 million of higher net interest payments, $0.6 million of lower tax refunds, net of taxes paid and a reduction in operating cash flow due to the day of the week on which the quarter ended.

Investing Activities

Cash flows used in investing activities primarily reflect capital expenditures for acquisitions and replacing and maintaining existing facilities and equipment used in the business.

For the three months ended September 30, 2020, cash used for investing activities decreased by $3.2 million compared to the third quarter of 2019. For the three months ended September 30, 2020, $8.3 million was used for capital expenditures. For the three months ended September 30, 2019, $11.4 million was used for capital expenditures.

For the nine months ended September 30, 2020, cash used for investing activities decreased by $0.3 million from the comparable period in 2019. For the nine months ended September 30, 2020, $28.8 million was used for capital expenditures including a new Dunkin’ location. For the nine months ended September 30, 2019, $29.2 million was used for capital expenditures including purchasing certain fee properties and building a Dunkin’ site and $2.8 million was used for an acquisition, which was partially offset by proceeds from sale of property and equipment.

Financing Activities

Cash flows from financing activities primarily consist of increases and decreases in our line of credit and debt and distributions to non-controlling interests.

For the three months ended September 30, 2020, financing activities consisted primarily of net proceeds of $1.1 million for long-term debt and lines of credit, repayments of $1.9 million for financing leases and $2.4 million in distributions to non-controlling interests. For the three months ended September 30, 2019, financing activities consisted primarily of net proceeds of $2.4 million for long-term debt and lines of credit, repayments of $2.3 million for financing leases, payment of $17.5 million for the pension provision and $2.2 million in distributions to non-controlling interests.

For the nine months ended September 30, 2020, financing activities consisted primarily of net proceeds of $15.8 million for long-term debt and lines of credit, repayments of $6.1 million for financing leases, net proceeds from the issuance of rights of $11.3 million, investment of non-controlling interest in subsidiary of $19.3 million, buyback of long-term debt of $2.0 million and $7.1 million in distributions to non-controlling interests. For the nine months ended September 30, 2019, financing activities consisted primarily of net proceeds of $10.5 million from long-term debt and lines of credit, repayments of $6.6 million for financing leases, payment of $17.5 million for the pension provision and $6.5 million in distributions to non-controlling interests.

Use of Non-GAAP Measures

We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition costs, other non-cash items, and other unusual or non-recurring charges. Neither EBITDA nor Adjusted EBITDA are presented in accordance with GAAP.

We use EBITDA and Adjusted EBITDA for operational and financial decision-making and believe these measures are useful in eliminating certain items to focus on what we deem to be indicators of operating performance. EBITDA and Adjusted EBITDA are also used by many of our investors, securities analysts, and other interested parties in evaluating operational and financial performance as well as debt service capabilities. We believe that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that we use internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing store performance.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data. These measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, EBITDA and Adjusted EBITDA, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of these non-GAAP financial measures with those used by other companies.

The following table contains a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2020 and 2019.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Net income (loss)	$17,157	$(5,014)	$36,809	$(27,192)
Interest and other financing expenses, net	10,261	10,959	29,425	32,615
Income tax expense	4,672	5,527	5,171	2,838
Depreciation and amortization	16,171	15,582	50,056	46,284

EBITDA	48,261	27,054	121,461	54,545
Non-cash rent expense (a)	1,627	1,895	5,175	5,693
Acquisition costs (b)	958	1,023	3,340	3,347
Gain on bargain purchase (c)	—	—	—	(406)
Loss on disposal of assets and impairment charges (d)	1,183	1,752	5,565	2,430
Share-based compensation expense (e)	132	123	387	354
Loss from equity investee (f)	24	92	435	398
Settlement of pension fund claim (g)	—	—	—	226
Fuel taxes paid in arrears (h)	(231)	—	819	—
Other (i)	(413)	(66)	(158)	(66)

Adjusted EBITDA	$51,541	$31,873	$137,024	$66,521

(a)

Eliminates the non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. The GAAP rent expense adjustment can vary depending on the terms of our lease portfolio, which has been impacted by our recent acquisitions. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(b)

Eliminates costs incurred that are directly attributable to historical business acquisitions and salaries of employees whose primary job function is to execute the Company’s acquisition strategy and facilitate integration of acquired operations.

(c)	Eliminates the gain on bargain purchase recognized as a result of the Town Star acquisition in 2019.
(d)

Eliminates the non-cash loss from the sale of property and equipment, the gain recognized upon the sale of related leased assets, and impairment charges on property and equipment and right-of-use assets related to closed and non-performing stores.

(e)	Eliminates non-cash share-based compensation expense related to the ongoing equity incentive program in place to incentivize, retain, and motivate our employees and officers.
(f)	Eliminates the Company’s share of loss attributable to its unconsolidated equity investment as discussed in Note 2 of the annual Consolidated Financial Statements incorporated by reference.
(g)

Eliminates the impact of mainly timing differences related to amounts paid in settlement of the pension fund claim filed against GPM, as discussed in Note 12 of the annual Consolidated Financial Statements incorporated by reference.

(h)	Eliminates the payment of historical fuel tax liabilities owed for multiple prior periods.
(i)	Eliminates other unusual or non-recurring items that management does not consider to be meaningful in assessing operating performance.